UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a 12

ACASTI PHARMA INC.
(Name of Registrant as Specified in its Charter)

Not Applicable
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

YOUR VOTE MATTERS
PLEASE VOTE TODAY

September 6, 2024

Dear Shareholder:

The Annual and Special Meeting of Shareholders of Acasti Pharma Inc. (NASDAQ: ACST) scheduled to be held on September 30, 2024 is rapidly approaching. Our recent records show that you have not yet voted your shares. Your vote is very important. Please take one moment of your time to participate in this year’s meeting by voting your proxy today.

Internet and telephone voting are available for your convenience and represent the most prompt methods to record your vote.  Please follow the instructions on the proxy card or voting instruction form sent to you in order to review the Proxy Statement/Prospectus and to vote on these important matters.

The Board recommends a vote:

•
“FOR” the election of each of the director nominees named in the Proxy Statement/Prospectus to serve until the close of the next annual meeting of Shareholders or until his successor is elected or appointed.

•
“FOR” the appointment of KPMG LLP as our independent registered public accounting firm until the close of the next annual meeting of Shareholders and to authorize the Board to fix such independent registered public accounting firm’s remuneration.

•	“FOR” the advisory (non-binding) resolution approving the compensation of our named executive officers, as disclosed in the Proxy Statement/Prospectus.

•	“FOR” the Continuance Resolution approving the Continuance, as disclosed in the Proxy Statement/Prospectus.

•	“FOR” the Domestication Resolution approving the Domestication and the certificate of incorporation governing Acasti post-Domestication, as disclosed in the Proxy Statement/Prospectus.

•	“FOR” the approval of the 2024 Equity Incentive Plan, as disclosed in the Proxy Statement/Prospectus.

Please vote your shares today. If you need assistance voting your shares, please contact D.F. King & Co., Inc., our proxy solicitor, toll free at (800) 488-8035.

On behalf of your Board of Directors, thank you for your participation and continued support.

Sincerely,

/s/ Prashant Kohli
Prashant Kohli
Chief Executive Officer